RETIREMENT & TRANSITION AGREEMENT AND RELEASE

This Retirement Agreement and Release (“Agreement”) is made by and between Lawrence F. Shay (“Executive”) and InterDigital, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company as its Senior Executive Vice President, Future Wireless, and Chief Intellectual Property Counsel;

WHEREAS, Executive signed an Amended and Restated Employment Agreement with the Company on January 21, 2013 (the “Employment Agreement”), and capitalized terms not otherwise defined herein shall have the respective meanings for such terms as set forth in the Employment Agreement;

WHEREAS, Executive signed an Nondisclosure and Assignment of Ideas Agreement with InterDigital Communications, LLC, on October 3, 2007, which was subsequently assigned to the Company on January 1, 2013, (the “Confidentiality Agreement”);

WHEREAS, Executive signed an Indemnity Agreement with InterDigital Communications Corporation on March 19, 2003, which was subsequently assigned to Company pursuant to an Assignment and Assumption of Indemnity Agreement, executed on July 2, 2007 (collectively “Indemnity Agreement”);
WHEREAS, the Company and Executive have entered into certain stock option agreements granting Executive the option to purchase shares of the Company’s common stock, as well as certain restricted stock unit agreements granting Executive the right to receive shares of the Company’s common stock, both subject to the terms and conditions of the applicable Company equity plan and the stock option agreement or restricted stock purchase agreement applicable to such option grant or restricted stock unit award (collectively the “Stock Agreements”);

WHEREAS, Executive has participated in that certain short-term incentive plan (“STIP”) and Deferred Compensation Plan, effective as of June 12, 2013 (“NQDC”);

WHEREAS, Executive is retiring and separating from Executive’s employment with the Company effective as of April 1, 2018 (the “Retirement Date”);

WHEREAS, in order to ensure an orderly transition of responsibilities to successor, Executive has agreed to provide certain Transition Services, as defined herein;

WHEREAS, the Parties have agreed to a lump sum retirement payment for years of service and in lieu of salary continuation to enforce the non-compete and non-solicitation provisions provided in the Employment Agreement; and

WHEREAS, in addition to the other terms in this Agreement, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company while preserving, however, certain preexisting rights of Employee hereinafter described as well as those rights arising under this Agreement which survive the Retirement Date;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.Consideration. In consideration of Executive’s execution of this Agreement and Executive’s fulfillment of its terms and conditions, and provided that Executive does not revoke the Agreement under Section 7 below, the Company agrees as follows:

a.COBRA Payments. The Company shall pay on Executive’s behalf for COBRA coverage for Executive and his covered dependents for a period of twelve (12) months, provided Executive timely elects for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA (the “COBRA Payments”).

b.Transition. Following the Retirement Date, the Company has requested and Executive has agreed to provide limited transition assistance services to the Company (the “Transition Services”) on a part-time basis. The Transition Services shall be provided for a period of 100 calendar days after the Retirement Date (the “Transition Period”) unless otherwise terminated by Executive by providing a written notice to the Company five (5) calendar days prior to the termination date. The Parties reasonably anticipate that during the Transition Period, Executive will provide services to the Company at a level of more than 20% of Executive’s level of services during the thirty-six (36) month period prior to the Retirement Date, but in no event shall Executive be required to provide services for more than two (2) days per any calendar week. Accordingly, the Company has reasonably determined that a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) did not occur as of the Retirement Date, but shall continue throughout the Transition Period. For the avoidance of doubt, the Parties agree that a break in service occurred as of the Retirement Date for purposes of the Stock Agreements. The nature, timing, location, and scope for the Transition Services will be (i) mutually determined by the Parties at such time, (ii) within reasonable market practices for such transition services, and (iii) commensurate with Executive’s skills and experience. In no event shall the Transition Services include travel other than, from time to time, as mutually agreed by the Parties. All requests for Transition Services shall be made by the CEO of the Company, and, in no event, shall the Transition Services be deemed to constitute legal advice. The Company shall rely on the Transition Services at its own discretion. The Company shall pay Executive a total of $120,000 for the Transition Services (the “Transition Payment”) and the Transition Payment shall be payable to Executive in 3 equal payments on May 1, 2018, June 1, 2018, and July 1, 2018. In the event Executive terminates the Transition Services prior to the last day of the Transition Period, the Transition Payment shall be prorated on a daily basis and paid to Executive within five (5) business days after the date of termination. The Company shall reimburse Executive for any expenses, including travel expenses, incurred in connection with Executive’s performance of the Transition Services promptly following submittal of copies of receipts for such expenses by Executive.

c.Supplemental Retirement Consideration. For the years of service provided by Executive, in compliance with Section 7 of Executive’s Employment Agreement and subject to Executive executing and not revoking the Supplemental Release Agreement attached hereto as Exhibit B (the “Supplemental Release”), the Company agrees that Executive will be entitled to a retirement payment equal to a lump sum total of Five Hundred Ninety-Six Thousand Eight Hundred Fourteen Dollars ($596,814.04) (the “Supplemental Retirement Payment”). In accordance with the NQDC and Treasury Regulation Section 1.409A-2(a)(11), the Supplemental Retirement Payment shall be deferred under the NQDC until the fifth (5th) anniversary following the date of Executive’s “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (the “Supplemental Retirement Payment Date”). In accordance with the NQDC, the Supplemental Retirement Payment shall be credited to Executive’s Account (as defined in the NQDC) upon the date of Executive’s “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). Absent an early termination by the Executive of the Transition Services, the parties expect Executive’s “separation from service” to occur on the date immediately following the last day of the Transition Period (i.e., July 11, 2018). Credits to Executive’s Account may be notionally invested in accordance with the terms of the NQDC. The then-existing value of the Supplemental Retirement Payment (whether such amount is higher or lower or the same than the original notional value) shall be distributed in a lump sum to Executive on the Supplemental Retirement Payment Date. The Parties agree that absent this Agreement, Executive did not have any legally binding right to any separation pay related to his retirement on the Retirement Date. For the avoidance of doubt, this Section 1.c shall serve as a “Deferral Election Form” and a “Distribution Election Form,” in each case, as defined in the NQDC.

The Parties agree that the COBRA Payments and the Supplemental Retirement Payment shall constitute consideration for the years of service, the promises contained in this Agreement, the Supplemental Release, and Executive’s obligations under Section 7 of the Employment Agreement. Executive acknowledges further that the COBRA Payments and the Supplemental Retirement Payment constitute satisfaction in full of the Company’s obligations pursuant to Section 7.4 of the Employment Agreement, specifically including the Company’s obligation in subsection (z) of the second full paragraph of Section 7.4 of the Employment Agreement which is hereby superseded and replaced by Sections 1.b. and 1.c. of this Agreement, and that the Restricted Period shall run until April 1, 2019. Regardless of Executive’s death or incapacity prior to the Supplemental Retirement Payment being made, so long as Executive has otherwise complied with his obligations, the Company shall be obligated to make such payment as required under this Agreement.

d.Supplemental Release. The Company agrees to execute the Supplemental Release at the time of signing of the Supplemental Release by Executive. In exchange for the Supplemental Retirement Payment, Executive agrees to execute, within ten (10) days after the end of the Transition Period, the Supplemental Release attached hereto as Exhibit B, which Release will serve to cover the time period from the Retirement Date of this Agreement through the Supplemental Release Effective Date; provided, however, the Parties agree to modify the Supplemental Release to comply with any new laws that become applicable prior to the end of Executive’s post-separation services to the Company while maintaining as close as possible the intent of the parties as of the execution of this Agreement. Executive understands and agrees that absent death or incapacity Executive will only be entitled to the consideration set forth in Section 1.c. if Executive executes the Supplemental Release Agreement within the time allotted in this Section 1.d. and does not revoke that agreement.

e.General. Executive acknowledges that without this Agreement, Executive is otherwise not entitled to the consideration listed in this Section 1.

2.Officer Resignations. Effective as of the Retirement Date, Executive agrees to resign from all positions Executive holds in the Company and all of its Related Businesses (as defined below in Section 6).

3.Stock. The Parties acknowledge that Exhibit A hereto sets forth and reflects those vested stock options and vested restricted stock units held by Executive in his E*TRADE Employee Stock Plan account as of the Retirement Date, but which number shall in all instances be governed by the terms of the applicable Stock Agreements, except as amended by this Agreement. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Executive is entitled to purchase from the Company pursuant to the exercise of outstanding options, Executive will be considered to have vested only up to and including the Retirement Date; any unvested stock options and any unvested restricted stock units shall forfeit immediately upon the Retirement Date (for clarity, any stock options or restricted stock units scheduled to vest prior to the Retirement Date shall vest in accordance with the terms of the Stock Agreements, assuming continuous service through the Retirement Date). The exercise of Executive’s vested options shall continue to be governed by the terms and conditions of the Company’s Stock Agreements. The Stock Agreements provide that Executive’s vested options shall be exercisable for 180 days following the Retirement Date.

4.Benefits. Executive’s health insurance benefits as an employee shall cease on the last day of the month in which the Retirement Date occurs, subject to Executive’s right to continue Executive’s health insurance under COBRA. Executive’s participation in all benefits, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, will cease as of the Retirement Date.

5.Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Retirement Agreement, the payment of salary, wages, reimbursable expenses, vacation/paid time off and other similar payments that are earned or accrued, but unpaid as of the Retirement Date, and the compensation set forth in Section 5.a below, the Company and its agents have paid or provided all salary, wages, bonuses, STIP and LTIP payments, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive. For clarity, Executive’s 2017 STIP payment was made in the first quarter of 2018. As of the Retirement Date, Executive forfeits any rights to any 2018 STIP payments in accordance with the terms of the STIP.

a.     Payments Continuing to be Due. The following benefits and compensation shall continue to be due to Executive after the Retirement Date: (i) equity awarded and vested under the Company’s LTCP through the Retirement Date; (ii) any matching contributions to be made by Company under the Company’s 401(k) plan and/or the NQDC in accordance with the terms of each plan for contributions made by Executive through the Retirement Date; and (iii) payments of deferred compensation in accordance with the NQDC.

6.Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees and the “Related Businesses” which, for purposes of this Agreement, shall mean the Company and all of its, parent corporations, subsidiaries, affiliated companies and entities and divisions, including without limitation the Signal Trust and the Signal Foundation, and all predecessor and successor corporations, entities, and assigns of the Related Businesses (all of the foregoing collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the

Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; Delaware Discrimination in Employment Law; Delaware Handicapped Persons Employment Protection Act; Delaware Equal Pay Law; Delaware Whistleblowers' Protection Act; Delaware Minimum Wage Act; Delaware Wage Payment and Collection Act; Pennsylvania Human Relations Act, 43 Pa. Cons. Stat. § 951 et seq.; Pennsylvania Equal Pay Law, as amended, 43 Pa. Cons. Stat. § 336.1 et seq.; Pennsylvania Wage Payment and Collection Law, as amended, 43 Pa. Cons. Stat. § 260.1 et seq.; Pennsylvania Minimum Wage Act of 1968, 43 Pa. Cons. Stat. § 333.101 et seq.; Pennsylvania Worker and Community Right-to-Know Act, 41 Pa. Cons. Stat. § 7301 et seq.;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h.    any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding anything in this Agreement or any other document previously, contemporaneously or hereafter executed by Executive in connection with this Agreement which purports to fully release the Company (the “Release Agreements”) or any Releasees (as defined above), no release by Executive given under the Release Agreements shall relieve Company or any Releasees of any obligation to Executive under (a) such Release Agreements or (b) the Indemnity Agreement, the Articles of Incorporation, Bylaws, agreements or other documents of any of the Releasees, or (c) policies of liability insurance, including D&O coverage currently covering Executive against personal liability for actions as an employee, office or director, or (d) under its 401(k) and the NQDC to provide matching contributions to either benefit plan for the benefit of Executive, or (e) personnel policies requiring Company to pay Executive: (i) for PTO days not taken through the Retirement Date and (ii) reimbursable expenses, salary, wages and similar payments earned or accrued, but unpaid as of the Retirement Date, nor shall any release herein be deemed to discharge any other payment obligation in respect of Executive’s employment specified in Section 5 above. Additionally, no release given by Executive under the Agreements shall be deemed to release claims against Company or the Releasees that cannot be released as a matter of law, including any Protected Activity (as defined below); or waive any right Executive may have to receive unemployment compensation benefits or workers’ compensation benefits. Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

7.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the undersigned Company representative that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

8.No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend at this time to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. To Company’s knowledge, none of the Related Businesses have claims of any kind or nature against Executive.

9.Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by Section 7 of the Employment Agreement (the terms of which are expressly incorporated in this Agreement and survive the Retirement Date, except as modified by Section 1 above)) (the “Surviving Provision”) and the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, noncompetition and nonsolicitation of Company employees and customers. Executive agrees that the above reaffirmation and agreement with the Confidentiality Agreement and the Surviving Provision shall constitute a new and separately enforceable agreement to abide by the terms of the Confidentiality Agreement and the Surviving Provision, entered and effective as of the Effective Date. Executive specifically acknowledges and agrees that any violation of the Surviving Provision or the Confidentiality Agreement shall constitute a material breach of this Agreement. Executive’s signature below constitutes Executive’s certification under penalty of perjury that Executive has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company, including, but not limited to, all passwords to any software or other programs or data that Executive used in performing services for the Company.

10.No Cooperation. Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its actual receipt by Executive, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance.

11.Nondisparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees for itself and the Related Businesses that it will not encourage, condone or authorize anyone to make any negative comments or disparaging remakes about you and it will specifically instruct its Board members and officers not to disparage or otherwise communicate negative statements or opinions about Executive.

12.Breach. Executive acknowledges and agrees that for any material breach of this Agreement or the Confidentiality Agreement, in each case as determined in the Arbitration, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, the Company can seek relief which would include a request for the Company to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law, provided, however, that the Company shall not seek recovery of One Hundred Dollars ($100.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by Executive under this Agreement, the Surviving Provision, and the Confidentiality Agreement.

13.No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

14.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

15.Continuing Duty of Indemnification. Notwithstanding Executive’s separation as an employee, officer and Board member of the Company and any of the other Related Businesses, or any provision of this Agreement to the contrary, as a material inducement of Executive to enter into this Agreement, Company hereby acknowledges, agrees and confirms that this Agreement shall neither release, eliminate, limit or modify any contractual, common law or statutory duty or obligation imposed upon the Company, or any of the Related Businesses , to indemnify and/or defend Executive from third party claims arising out of his employment, his role as an officer or director, or consulting relationship with the Company or any of the other Related Businesses, including, without limitation, under the organizational documents of the Company, or any of the Related Businesses such as its or their Articles of Incorporation and Bylaws, and under the Indemnity Agreement; nor shall it be deemed to release, eliminate, limit or modify, any rights Executive may have independent of this Agreement under any of the Company’s or other Related Businesses’ officers and directors and other insurance policies providing coverage for the actions of Executive based on his employment, his role as an officer or director, or consulting relationship with the Company, or any of the other Related Businesses. To the extent that any riders or amendments to such policies shall be necessary to provide or continue such coverage of Executive as aforesaid on and after the Retirement Date, the Company shall procure same at its sole cost and expense for the benefit of Executive.

16.Arbitration. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS RETIREMENT AGREEMENT, THEIR INTERPRETATION, EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN PHILADELPHIA, PENNSYLVANIA, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH PENNSYLVANIA LAW, INCLUDING THE PENNSYLVANIA RULES OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL PENNSYLVANIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH PENNSYLVANIA LAW, PENNSYLVANIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION AND TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE HEREUNDER BETWEEN THEM RESOLVED IN A COURT

OF LAW BY A JUDGE OR JURY. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

17.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for any local, state, and/or federal taxes and any penalties or assessments thereon imposed on Executive by law or otherwise, on the payments and any other consideration provided hereunder by the Company, and the Company will be responsible for any local, state, and/or federal taxes and any penalties or assessments thereon, imposed on the Company by law or otherwise. Each party further agrees to indemnify and hold the other Party harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency for any amounts claimed due on account of (a) a Party’s failure to pay, or a Party’s delayed payment of, federal or state taxes, or (b) damages sustained by the other Party by reason of any such claims, including attorneys’ fees and costs.

18.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19.Protected Activity. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement or the Surviving Provision to any parties other than the relevant Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

20.No Representations. Executive represents that Executive has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

21.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, including the Employment Agreement, with the exception of the Surviving Provision (except as modified herein), the Confidentiality Agreement, and the Stock Agreements.

23.No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

24.Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard for choice-of-law provisions. Executive and the Company consent to personal and exclusive jurisdiction and venue in the Commonwealth of Pennsylvania.

25.Effective Date. Executive understands that this Agreement shall be null and void if not executed by Executive, and returned to the Company, within the twenty-one (21) day period set forth above. Executive has seven (7) days after Executive signs this Agreement to revoke it. This Agreement will become effective on the later of (a) the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date, or (b) the date it has been signed by both Parties (the “Effective Date”).

26.Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, DocuSign/EchoSign or a similarly accredited secure signature service, or other electronic transmission or signature. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission (including by email), each of which will be deemed an original, but all of which together constitute one and the same instrument.

27.Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Amounts deferred under Section 1.c of this Agreement under the NQDC are intended to comply with Section 409A under Treasury Regulation Section 1.409A-2(a)(11). Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A.

28.Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees as set forth in this Agreement. Executive acknowledges that:

(a)    Executive has read this Agreement;

(b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)	Executive understands the terms and consequences of this Agreement and of the releases it contains; and

(d)    Executive is fully aware of the legal and binding effect of this Agreement.

29.Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees (collectively, “Executive’s Assigns”) and shall be binding and inure to the benefit of Company, Releasees and their successors and permitted assigns. Company may assign this Agreement in connection with a reorganization or change in control of the Company as long as the Company and the assignee are bound by the terms of this Agreement. The provisions hereof are solely for the benefit of the Company (and its permitted successors and assigns) and Executive and Executive’s Assigns, and are not intended, and shall not be construed, to confer a right or benefit on any other person.

30.Notices. Any notices required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email or facsimile transmission upon acknowledgment of receipt by recipient of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent Executive at the address set forth in the Company’s personnel records and to the Company as its principal place of business, or such other address as either party may specify in writing. Copies of any notices to Executive hereunder shall also be sent to Executive’s counsel as follows: Dominic Liberi, Esq. at Obermayer, Rebmann, Maxwell & Hippel, LLP, Centre Square West, 1500 Market Street, Suite 3400, Philadelphia, PA 19102-2101.

31.Headings. Headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

32.Further Assurances. In connection with this Agreement and the transactions contemplated thereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: 3/31/2018                            /s/ Lawrence F. Shay
Lawrence F. Shay, individually

INTERDIGITAL, INC.

Dated: 4/02/2018                            By /s/ William J. Merritt
William J. Merritt
President & Chief Executive Officer

EXHIBIT A

Vested Equity Awards Held by Executive in his E*TRADE Employee Stock Plan
account as of Retirement Date

**Summary of Sellable Shares effective April 1, 2018**

| Grant Type | Grant Number | Grant Date | Vest Date | Value Basis | Shares Sellable |
|---|---|---|---|---|---|
| RSA | 006768 | 1/15/2010 | 1/15/2010 | $ 25.72 | 704 |
| RSU | 007125 | 12/30/2010 | 12/30/2012 | $ 39.89 | 709 |
| RSU | 007904 | 1/18/2013 | 1/18/2014 | $ 28.70 | 3,334 |
| RSU | 009357 | 3/15/2014 | 3/15/2017 | $ 85.45 | 4,387 |
| PSU | 009264 | 3/15/2014 | 3/15/2017 | $ 85.45 | 11,043 |
| RSU | 009675 | 3/15/2015 | 3/15/2018 | $ 75.00 | 3,420 |
| PSU | 009683 | 3/15/2015 | 3/15/2018 | $ 75.00 | 11,697 |

| Grant Type | Grant Number | Grant Date | Vest Date | Exercise Price | Shares Exercisable | |
|---|---|---|---|---|---|---|
| ISO | 008195 | 1/18/2013 | 1/18/2016 | $ 44.19 | 6,786 | all 3 tranches fully vested |
| ISO | 008856 | 3/15/2014 | 3/15/2017 | $ 30.69 | 3,260 | all 3 tranches fully vested |
| ISO | 009693 | 3/15/2015 | 3/15/2018 | $ 52.85 | 1,892 | all 3 tranches fully vested |
| NQ | 008196 | 1/18/2013 | 1/18/2016 | $ 44.19 | 7,937 | all 3 tranches fully vested |
| NQ | 008857 | 3/15/2014 | 3/15/2017 | $ 30.69 | 20,650 | all 3 tranches fully vested |
| NQ | 009694 | 3/15/2015 | 3/15/2017 | $ 52.85 | 13,531 | all 3 tranches fully vested |
| | | | | | | |
| NQ | 008843 | 3/30/2016 | 3/30/2017 | $ 54.93 | 6,557 | 1 of 3 tranches vested |
| NQ | 008843 | 3/30/2016 | 3/30/2018 | $ 54.93 | 6,557 | 2 of 3 tranches vested |

EXHIBIT B

SUPPLEMENTAL RELEASE AGREEMENT

This Supplemental Release Agreement (“Supplemental Release”) is made by and between Lawrence F. Shay (“Executive”) and InterDigital, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms, if not otherwise defined herein, shall have the respective meanings ascribed to them in that certain Retirement Agreement and Release by and between Company and Executive as of April 1, 2018 (the “Retirement Agreement”).

1.Retirement Consideration. In consideration for payment of the amount specified as the Supplemental Retirement Consideration in Section 1.c. of the Retirement Agreement, Executive hereby extends Executive’s release and waiver of claims to any claims (except for any outstanding claims arising from or in connection with the Company’s obligations under the Retirement Agreement, any other agreement executed in connection with the Retirement Agreement, or any agreement between Executive and any of the Related Businesses coming into existence following the Retirement Date) that may have arisen between the Effective Date (as such term is defined in the Retirement Agreement) and the Supplemental Release Effective Date, as defined below. This Supplemental Release is not intended to expand the scope of the releases and waivers of Executive set for in, or otherwise modify the terms of, the Retirement Agreement.

2.Incorporation of Terms of Retirement Agreement. The undersigned Parties further acknowledge that the terms of the Retirement Agreement, including, but not limited to, 5 (Payment of Salary and Receipt of All Benefits), 6 (Release of Claims, subject to the caveats and exceptions stated therein), 8 (No Pending or Future Lawsuits), 9 (Trade Secrets and Confidential Information/Company Property), 10 (No Cooperation), 11 (Nondisparagement), 12 (Breach), and 19 (Protected Activity) shall apply to this Supplemental Release and are incorporated herein to the extent that they are not inconsistent with the express terms of this Supplemental Release.

3.Supplemental Release Effective Date. This Supplemental Release will become effective upon its execution by the Executive (the “Supplemental Release Effective Date”). Following the Supplemental Release Effective Date, the Company shall disburse the consideration specified in, and in the manner required by, Section 1.c. of the Retirement Agreement in accordance with the terms of that agreement and the NQDC.

4.Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Supplemental Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing (except as provided in this Supplemental Release) all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)    Executive has read this Supplemental Release;

(b)	Executive cannot sign the Supplemental Release before the end of the Transition Period;

(c)	Executive has been represented in the preparation, negotiation, and execution of this Supplemental Release by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(d)	Executive understands the terms and consequences of this Supplemental Release and of the releases it contains; and
(e)    Executive is fully aware of the legal and binding effect of this Supplemental Release.

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IN WITNESS WHEREOF, the Parties have executed this Supplemental Release Agreement on the respective dates set forth below.

Dated: ________________
Lawrence F. Shay, individually

INTERDIGITAL, INC.

Dated: _______________                    By                                                             William J. Merritt
President & Chief Executive Officer